Exhibit 10.20

LOAN AND SECURITY AGREEMENT

by and between

TECHNOLOGY LENDING PARTNERS, L.L.C.

(as the Lender)

and

ODETICS, INC.

(as the Borrower)

DATED AS OF

February 22, 2002

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of February 22, 2002 (this “Agreement”), is entered into by and between ODETICS, INC., a Delaware corporation (the “Borrower”), and TECHNOLOGY LENDING PARTNERS, L.L.C., a California limited liability company (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender make available Advances (as hereinafter defined), in an aggregate principal amount not to exceed $1,250,000 at any time outstanding, to allow the Borrower to fund general working capital requirements; and

WHEREAS, the Lender is willing to make such Advances available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Borrower and the Lender hereby agree as follows:

I.                                         DEFINITIONS.

1.1           Accounting Terms.  As used in this Agreement or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

1.2           General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Accounts” means all of the Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the California Uniform Commercial Code), and any and all supporting obligations in respect thereof.  Without limiting the generality of the foregoing, the term “Accounts” shall further include all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by  Borrower, whether or not earned by performance.

“Additional Amounts” shall have the meaning set forth in Section 3.6(a).

“Advances” shall have the meaning set forth in Section 2.1.

“Affiliate” of any Person shall mean any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, such Persons, managers and members.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under Section 2.1, after giving effect to all then outstanding Obligations.

“Borrower” is defined in the Introduction hereto and shall extend to all permitted successors and assigns.

“Borrower’s Account” shall have the meaning set forth in Section 2.9.

“Borrower Parties” means the Borrower and its Subsidiaries other than Iteris, Inc.

“Borrowing Base” shall mean, as of any date of determination, 85% of the amount of Eligible Accounts.

“Borrower’s Books” means all of Borrower’s books and records including without limitation: ledgers, records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs or tape files, and the equipment containing such information.

“Borrowing Base Certificate” shall have the meaning set forth in Section 8.2.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in California.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign, upon the Borrower or any of its Affiliates.

“Closing Date” shall mean February 22, 2002, or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” means all of the Borrower’s property, other than the Real Property, whether now owned or hereafter acquired or arising and wherever located, including, without limitation, the following types or items of property:

(a)           Accounts;

(b)           Chattel Paper;

(c)           Contracts;

(d)           Investment Property;

(e)           Inventory;

(f)            Equipment;

(g)           Inventory;

(h)           General Intangibles and Intellectual Property Collateral;

(i)            Goods;

(j)            Instruments and letters of credit;

(k)           Deposit Accounts;

(l)            money, cash or cash equivalents;

(m)          money, cash, cash equivalents and other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender;

(n)           the Pledged Stock, and

(o)           to the extent not otherwise included, all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of each of the foregoing, and any and all Accounts, Investment Property, Inventory, Equipment, General Intangibles, money or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on the Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall mean the Interest Rate plus four percent (4%).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Accounts” means those Accounts created by the Borrower Parties in the ordinary course of their businesses that arise out of the Borrower Parties’ sale of goods or rendition of services, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to the Borrower Parties.  Eligible Accounts shall not include the following:

(a)                                  Accounts that the Account Debtor has failed to pay within the later of (i) 90 days of the original invoice date, or (ii) 90 days of installation of the product described in an invoice, not to exceed 120 days of original invoice date;

(b)                                 Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account, to the extent of such claim, right of setoff, or dispute;

(c)                                  Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is insolvent, has gone out of business, or as to which a Borrower Party has received notice of an imminent insolvency proceeding or a material impairment of the financial condition of such Account Debtor.

(d)                                 Accounts with respect to an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Lender;

(e)                                  Accounts owed by any single Account Debtor on which over twenty five percent (25%) of the aggregate account owing has not been paid for within the later of (i) 90 days of the original invoice date, or (ii) 90 days of installation of the product described in an invoice, not to exceed 120 days from the date of the invoice;

(f)                                    Accounts with respect to which the Account Debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

(g)                                 Accounts generated by demonstration or promotional equipment, or with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(h)                                 Accounts with respect to which the Account Debtor is an Affiliate, officer, employee, or agent of Borrower;

(i)                                     Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Lender believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim); and

(j)                                     Accounts the collection of which Lender reasonably determines after reasonable inquiry and reasonable consultation with Borrower to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the Account Debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Lender less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit either advised or negotiated through Lender or in favor of Lender as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Lender; or (3) that Lender approves on a case-by-case basis.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any of the events set forth in Article IX hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state, province or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Interest Rate” shall mean the Prime Rate plus four percent (4.0%).

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title and interest in and to the following:

(a)          Copyrights, Trademarks, Patents, and Mask Works;

(b)         Any and all trade secrets, and any and all intellectual rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)          Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)         Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)          All licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)            All amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents or Mask Works; and

(g)         All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lender” is defined in the Introduction and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any Other Documents, all as amended, extended or restated from time to time.

“Mask Works” means all mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets or business of the Borrower and its Subsidiaries, taken as a whole, (b) the Borrower’s ability to pay the Obligations in accordance with the terms thereof, or (c) the practical realization of the benefits of the Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Commitment” shall mean $1,250,000; however, Lender, in its sole discretion may elect to increase (the “Increase”) the Maximum Commitment from $1,250,000 to $3,000,000 subject to and conditioned upon the following: (a) the Increase shall be effective only upon Lender’s written notice to Borrower and upon execution and delivery by Borrower to Lender of an amendment to the Note in a form acceptable to Lender; (b) receipt by Lender in a form acceptable to Lender of a written consent from Castle Creek Technology Partners, LLC (“Castle Creek”) which provides for Castle Creek’s consent to this Agreement including consent with regard to a Maximum Commitment of $3,000,000; and (c) Lender shall not be obligated under any circumstances to elect to make the Increase notwithstanding receipt of the above described consent from Castle Creek.

“Note” shall mean the promissory note attached hereto as Exhibit A.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or to any other direct or indirect subsidiary or affiliate of the Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of the Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between the Lender and the Borrower and any amendments, extensions, renewals or increases and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of the Borrower to the Lender to perform acts or refrain from taking any action.

“Other Documents” shall mean the Note and any and all other agreements, instruments and documents, including, without limitation, guaranties, control agreements, pledgholder agreements, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by the Borrower or the other Borrower Parties and/or delivered to the Lender in respect of the transactions contemplated by this Agreement.

“Patents” means all patents, patent applications and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Office” shall mean such office of the Lender which it may designate by notice to the Borrower to be the Payment Office.

“Permitted Encumbrances” shall mean (a) Liens in favor of the Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of the Lender or the value of the assets in which the Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed to the Lender in writing prior to the date hereof as set forth in the Schedule; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Borrower’s business; and (f) judgment Liens that have been stayed or bonded and mechanics’, workers,’ materialmen’s or other like Liens arising in the ordinary course of the Borrower’s business with respect to obligations which are not due or which are being contested in good faith by the Borrower.

“Permitted Indebtedness” means:

(a)          Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(b)         Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)          Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(d)         Subordinated Debt;

(e)          Indebtedness of Borrower to any Subsidiary and contingent obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited  hereby), and indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(f)            Indebtedness secured by Permitted Encumbrances;

(g)         Capital leases and indebtedness incurred solely to purchase equipment which is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such property; and provided that the total aggregate amount of such capital leases and indebtedness  shall not exceed $200,000 in any fiscal year;

(h)         Indebtedness incurred in the ordinary course of business and not exceeding $200,000 in the aggregate outstanding at any one time;

(i)             Indebtedness owed to officers, employees and directors for compensation incurred in the ordinary course of business; and

(j)             Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” shall mean:

(a)                                  Investments existing on the Closing Date disclosed in the Schedule and Investments in Subsidiaries;

(b)                                 (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii)commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Lender, and (iv) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and such amendments thereto) has been approved by Lender;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;

(d)                                 Investments accepted in connection with Transfers permitted by Section 6.1;

(e)                                  Investments consisting of (i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(f)                                    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)                                 Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(h)                                 Investments consisting of notes receivable of, or prepaid, royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to investments by Borrower in any Subsidiary;

(i)                                     Investments constituting acquisitions permitted under Section 6.2;

(j)                                     Deposit accounts of Borrower in which Lender has a Lien prior to any other Lien;

(k)                                  Deposit accounts of any Subsidiaries maintained in the ordinary course of business;

(l)                                     Investments made in the ordinary course of business not exceeding $100,000 in the aggregate in any fiscal year; and

(m)                               Other Investments approved by Borrower’s board of directors not exceeding $200,000 in the aggregate in any fiscal year.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or Government Body.

“Pledged Stock” means all of the issued and outstanding capital stock of Maxxess Systems, Incorporated, a California corporation, Mariner Networks, Inc., a Delaware corporation, Iteris, Inc., a Delaware corporation, Zyfer, Inc., a Delaware corporation, and Broadcast, Inc., a Delaware corporation (collectively, the “Issuers”), owned from time to time by the Borrower.  Capital stock as referred to the preceding sentence shall include, without limitation,  all outstanding common stock, preferred stock, and warrants issued by the Issuers, and owned from time to time by the Borrower.

“Prime Rate” shall mean that rate of interest designated as such by Bank of America, or any successor thereto, as the same may from time to time fluctuate, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

“Real Property” means the real property of the Borrower and related property described in the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing made by Borrower for the benefit of Castle Creek Technology Partners, LLC (“Beneficiary”),

dated May 29, 2001, securing a loan made by Beneficiary to Borrower in the principal amount of $16,000,000.

“Receiver” shall have the meaning set forth in Section 10.1.

“Responsible Officer” means the Chief Executive Officer of Borrower.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lender on terms acceptable to Lender (and identified as being such by Borrower and Lender).

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Total Liabilities” means, as of any applicable date, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all indebtedness, but specifically excluding Subordinated Debt.

“Tangible Net Worth” means, as of any applicable date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses, except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

“Taxes” shall mean all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Body (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges (excluding taxes imposed on the net income or capital of the Lender); excluding, however, the following:  taxes imposed on the net income or capital of the Lender by the jurisdiction under the laws of which the Lender is organized or is resident or carrying on business or any political subdivision thereof and taxes imposed on its net income or capital by the jurisdiction the Lender’s applicable lending office or any political subdivision thereof

“Term” shall have the meaning set forth in Section 12.1 hereof.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections and the entire goodwill connected with and symbolized by such trademarks.

1.3           Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as in effect from time to time in the State of California shall have the meaning given therein unless otherwise defined herein.

1.4           Certain Matters of Construction.  In this Agreement and in the Other Documents, unless otherwise indicated, (a) the term “or” shall not be exclusive, (b) the term “including” shall mean “including, but not limited to,” and (c) the terms “below,” “above,” “herein,” “hereof,” “hereto,” “hereunder” and other terms similar to such terms shall refer to the subject document as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which the Lender is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.            LOAN AND PAYMENT.

2.1           Advances.  Subject to the terms and conditions of this Agreement, during the Term of this Agreement, and so long as an Event of Default has not occurred and is continuing, the Lender agrees to make advances (“Advances”) to the Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Commitment, and (ii) the Borrowing Base; provided, however, that Lender shall not be obligated to make advances to the Borrower whenever the sum of all Obligations owed to Lender exceeds either the Borrowing Base or the Maximum Commitment.  Further, Borrower promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Advances made by Lender to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Advances at rates in accordance with the terms hereof.

2.2           Procedure for Borrowing Advances.  The Borrower may notify the Lender prior to 3:00 p.m. (California time) five Business Days in advance of the requested date of the Advance of Borrower’s request to incur, on such day, an Advance hereunder.  A form of request for the initial Advance hereunder is attached hereto as Exhibit B.

2.3           Deemed Advances. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Lender, or with respect to any other Obligation, become due, same shall be deemed a request for an Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with the Lender, and such request shall be irrevocable.

2.4           Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place the Lender may designate from time to time and, together with any and all other Obligations of the Borrower to the Lender, shall be charged to the Borrowers’ Account.  The proceeds of each Advance requested by the Borrower under Section 2.2 hereof or deemed to have been requested by the Borrower under Section 2.3 hereof shall, with respect to requested Advances to the extent the Lender makes such Advances, be made available to the Borrower on the day so requested in immediately available funds or, with respect to Advances deemed to have been requested by the Borrower, be disbursed to the Lender to be applied to the outstanding Obligations giving rise to such deemed request.

2.5           Maximum Commitment.  The aggregate balance of Advances outstanding at any time shall not exceed the Maximum Commitment.

2.6           Repayment of Advances.

(a)           The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b)           All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to the Lender at the Payment Office not later than 1:00 P.M. (California time) on the due date therefor in lawful money of the United States of America in funds immediately available to the Lender.

(c)           The Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7           Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the Availability shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8           Prepayment.

(a)           Voluntary Prepayment.  The Borrower may not prepay any Advance hereunder, whether in whole or in part, without the consent of the Lender, which consent may be given or withheld in the Lender’s sole discretion.

(b)           Mandatory Prepayment.  If, at any time during the term, the aggregate Advances outstanding hereunder exceed the Borrowing Base (as evidenced by a Borrowing Base Certificate delivered to the Lender in accordance with Section 8.2 below), the Borrower shall immediately repay to the Lender an amount at least equal to such excess.  Amounts repaid in accordance with this clause (b) shall be applied first to accrued interest and then to reduce the principal balance of the Advances outstanding hereunder in reverse chronological order (i.e., first to the last Advance taken by the Borrower, then to the immediately preceding Advance, and so on until expended), and interest thereafter shall only accrue against the principal balance of Advances remaining outstanding after such mandatory prepayment expended).

2.9           Statement of Account.  The Borrower, on the Lender’s behalf, shall maintain a loan account (“Borrower’s Account”) in the name of the Borrower in which shall be recorded the date and amount of each Advance made by the Lender and the date and amount of each payment in respect thereof; provided, however, that the failure by the Borrower to record the date and amount of any Advance or to accurately record such information shall not adversely affect the Lender.  In accordance with Section 8.2, the Borrower shall send to the Lender a monthly statement showing the accounting for the Advances made, interest accruing thereon, payments made or credited in respect thereof, and other transactions between the Lender and the Borrower during the Term.  Such monthly statements shall be subject to Lender’s review and approval and deemed correct and binding upon the Lender in the absence of manifest error unless the Borrower receives a written statement of the Lender’s specific exceptions thereto within thirty (30) days after such statement is received by the Lender; provided that the foregoing shall not limit Lender’s ability to contest the calculation of the Borrowing Base set forth in a Borrowing Base Certificate.

2.10         Additional Payments.  Any sums expended by the Lender due to the Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document may at Lender’s request be charged to Borrower’s Account and added to the Obligations.

2.11         Manner of Payment.  All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Lender at the Payment Office, in each case on or prior to 1:00 p.m., California time, in Dollars and in immediately available funds.

2.12         Use of Proceeds.  The Borrower shall apply the proceeds of the Advances to provide for its general working capital requirements; however, Borrower shall not directly or indirectly apply any of the proceeds of the Advances against any obligations owed to any of Borrower’s lenders from time to time except for obligations owed to Lender. Notwithstanding any term in this Agreement to the contrary, a breach of this Section 2.12 by Borrower shall be deemed an Event of Default and shall not be subject to any cure rights.

2.13         Extended Credit Facility.  Upon the written agreement between Borrower and Lender, the Availability under this Agreement and the Note may be increased by such amount as is mutually agreed; provided that the Collateral is extended to include the real property owned by Borrower described in Section 4.11(b) pursuant to a first trust deed securing the additional Obligations.  In the event of any such extension, the parties shall amend this Agreement, the Note and such other Loan Documents as Borrower and Lender deem reasonably necessary to evidence such extension.

III.           INTEREST AND FEES.

3.1           Interest.  Interest on the outstanding principal balance of each Advance shall accrue and be payable on the third day of each month until the Obligations are satisfied in full.  Interest charges shall be computed at a rate per annum equal to the Interest Rate.  Whenever, subsequent to the date of this Agreement, the Prime Rate is increased or decreased, the Interest Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Prime Rate during the time such change or changes remain in effect.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Default Rate.

3.2           Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate during such extension.

3.3           Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to the Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.4           Increased Costs.  In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) from any financial, monetary or other authority, shall:

(a)           subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income the Lender by the jurisdiction in which it maintains its principal office); or

(b)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Lender;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its Advances hereunder by an amount that the Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that the Lender deems to be material, then, in any case the Borrower shall promptly pay the Lender, upon its demand, such additional amount as will compensate the Lender for such additional cost or such reduction, as the case may be.  The Lender shall certify the amount of such additional cost or reduced amount to the Borrower, and such certification shall be conclusive absent manifest error.

3.5           Fees.  The Borrower shall pay to the Lender the following fees and charges, which fees and charges shall be non-refundable and deemed earned when paid (irrespective of whether this Agreement is terminated thereafter):

(a)           Commitment Fee.  A one-time fee equal to Thirty Thousand Dollars ($30,000), payable in immediately available funds on the Closing Date; and

(b)           Collateral Management Fee.  For the separate account of the Lender, a Collateral management fee equal to Two Thousand Dollars ($2,000) per month during the Term, payable in arrears no later than the third Business Day of the following month.

(c)           Expenses. Upon demand from the Lender,  including, without limitation, upon the date hereof, all expenses to which Lender is entitled pursuant to Section 13.9.

3.6           Taxes.

(a)           Any and all payments or reimbursements made by the Borrower hereunder shall be made free and clear of and without deduction for any and all present and future Taxes.  If the Borrower shall be required by law or by the interpretation or administration thereof to deduct or withhold any such Taxes from or in respect of any sum payable hereunder or under this Agreement or any Other Document to the Lender, then the Borrower will pay such additional amounts (“Additional Amounts”) as may be necessary so that every net payment under this Agreement (including Additional Amounts) after withholding or deduction for or on account of such Taxes will not be less than the amount the Lender would have received if such Taxes had not been withheld or deducted .  The Borrower will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  The Borrower will furnish to the Lender, within 15 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower will indemnify and hold the Lender harmless against and upon written request shall reimburse the Lender for the amount of (i) any Taxes levied or imposed and paid by the Lender as a result of payments in respect of any Obligations (including any such Taxes imposed with respect to such reimbursement) and (ii) any liability (including penalties, interest and expenses) arising from or with respect to such Taxes described above.

(b)           In the event that, after the date hereof, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by the Lender with any request or directive (whether or not having the force of law) from any Governmental Body does or shall subject the Lender to any tax of any kind whatsoever or causes the withdrawal or termination of a previously granted tax exemption with respect to this Agreement, the Other Documents or any Obligations, or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes or capital taxes, or franchise taxes imposed in lieu of net income taxes or capital taxes, or changes in the rate of tax on the overall net income or capital of the Lender) and the result of any of the foregoing is to increase the cost to the Lender of making the Advances or to reduce any amount receivable hereunder; then, in any such case, the Borrower shall promptly pay to the Lender, upon its demand, any additional amounts necessary to compensate the Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by the Lender with respect to this Agreement or the Other Documents.  If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which the Lender has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)           Without prejudice to the survival of any other provision of this Agreement or the Other Documents, the agreements and obligations of the Borrower contained in this Section shall survive the expiration of the Term.

IV.           SECURITY AGREEMENT.

4.1           Security Interest in the Collateral.  To secure the prompt payment and performance to the Lender of the Obligations, the Borrower hereby assigns, pledges and grants to the Lender for its benefit a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  The Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Lender’s security interest and shall cause its financial statements to reflect such security interest. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, to the extent that a security interest in such Collateral can be perfected by the filing of a financing statement or, in the case of Collateral consisting of instruments, documents, chattel paper or certificated securities, to the extent that Lender  takes possession of such Collateral. Borrower acknowledges that Lender may place a “hold” on any deposit account pledged as Collateral to secure the Obligations. Notwithstanding termination of this Agreement, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2           Perfection of Security Interest.  The Borrower shall take all action that may be necessary or desirable, or that the Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Lender’s security interest in the Collateral or to enable the Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) delivering to the Lender, endorsed or accompanied by such instruments of assignment as the Lender may specify, and stamping or marking, in such manner as the Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (ii) entering into warehousing, lockbox and other custodial arrangements satisfactory to the Lender, and (iii) executing and delivering financing statements, instruments of pledge, mortgages, hypothecs notices and assignments, in each case in form and substance satisfactory to the Lender, relating to the creation, validity, perfection, maintenance or continuation of the Lender’s security interest under the Uniform Commercial Code or other applicable law.  The Lender is hereby authorized to file financing statements without the signature of Borrower in accordance with the Uniform Commercial Code or any other applicable law.  All charges, expenses and fees the Lender may incur in doing any of the foregoing, and any taxes relating thereto, shall, at Lender’s request, be charged to Borrower’s Account and added to the Obligations, or, at the Lender’s option, shall be paid to the Lender immediately upon demand. Lender agrees to execute and deliver to Borrower from time to time such subordination agreements as Borrower may request and as are necessary to give to other lenders which finance equipment for Borrower a first priority security interest in the equipment financed so long as the Liens and the indebtedness incurred with respect to such equipment financing are permitted under this Agreement.  Within 21 days after the Closing, Borrower shall cause execution and delivery of control agreements with Borrower’s deposit accounts in forms reasonably acceptable to Lender, subject to delays if caused by such banks, and take such other action as is necessary to perfect Lender’s first lien security interest in Borrower’s deposit accounts with all of its banks (collectively “Control Account Perfection”), and Borrower further agrees to obtain Control Account Perfection within 21 days after any new deposit accounts are established with any of its banks from time to time. Borrower’s failure to obtain the Control Account Perfection within 21 days after the Closing and, with respect to new deposit accounts that are subsequently established, within 21 days after such account or accounts are established, shall in either event constitute an Event of Default except to the extent delays are caused by or due to the acts or delay of the applicable banks. Within 14 days of the Closing, Borrower shall file all necessary filings with the U.S. Patent and Trademark office, in forms reasonably acceptable to Lender, to evidence and effectuate Lender’s first lien security interest in the Borrower’s registered Patents and registered Trademarks.

4.3           Preservation of Collateral.  During the continuance of a Default or Event of Default, in addition to the rights and remedies set forth in Section 10.1 hereof, the Lender may at any time take such steps as the Lender deems necessary to protect its interest in and to preserve the Collateral and shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property.  The Borrower shall cooperate fully with all of the Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Lender may direct.  All of the Lender’s expenses of preserving the Collateral shall, at Lender’s request, be charged to Borrower’s Account and added to the Obligations.

4.4           Ownership of Collateral.  With respect to the Collateral, at the time the Collateral becomes subject to the Lender’s security interest:  (a) the Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the Collateral to the Lender; (b) each document and agreement executed by the Borrower or delivered to the Lender in connection with this Agreement shall be true and correct in all respects; and (c) all signatures and endorsements of the Borrower that appear on such documents and agreements shall be genuine and the Borrower shall have full capacity to execute same.

4.5           Defense of Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, the Lender’s interests in the Collateral shall continue in full force and effect.  During such period the Borrower shall not, without the Lender’s prior written consent, pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way, any part of the Collateral.  The Borrower shall defend the Lender’s interests in the Collateral against any and all Persons whatsoever.  At any time during the continuance of an Event of Default, the Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation, labels, stationery, documents, instruments and advertising materials.  If the Lender exercises this right to take possession of the Collateral, the Borrower shall, upon demand, assemble it in the best manner possible and make it available to the Lender at a place reasonably convenient to the Lender.  In addition, with respect to all Collateral, the Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law.  The Borrower shall, and the Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, documents or instruments in which the Lender holds a security interest to deliver same to the Lender and/or subject to the Lender’s order and if they shall come into any Borrower Party’s possession, they, and each of them, shall be held by such Borrower Party in trust as the Lender’s trustee, and such Borrower Party will immediately deliver them to the Lender in their original form together with any necessary endorsement.

4.6           Books and Records.  The  Borrower shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs, and set up on its books accruals with respect to all taxes, assessments, charges, levies and claims.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Borrower.

4.7           Compliance with Laws.  The Borrower shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of the Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on the Borrower.  The Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of the Lender to protect the Lender’s Lien on or security interest in the Collateral.  The assets of the Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of the Borrower so that such insurance shall remain in full force and effect.

4.8           Inspection of Premises.  At all reasonable times the Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from the Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of the Borrower’s business.  The Lender and its agents may enter upon any of the Borrower Parties’ premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower Party’s business.

4.9           Insurance.  The Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At the Borrower’s own cost and expense in amounts and with carriers acceptable to the Lender, the Borrower shall keep all its insurable properties and properties in which each Borrower Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower Party’s including, without limitation, business interruption insurance.  If the Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, the Lender may, if it so elects, obtain such insurance and pay the premium therefor on behalf of the Borrower, and charge Borrower’s Account therefor and such expenses so paid shall be part of the Obligations.  All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Lender.  So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided, that after the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Lender, be payable to Lender to be applied on account of the Obligations.

4.10         Payment of Taxes.  The Borrower will pay, when due, (or, if contested as set forth below, provide for payment of) all Taxes, assessments and other Charges lawfully levied or assessed upon the Borrower or any of the Collateral.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between the Borrower and the Lender and the Lender may be required to withhold or pay, or if any Taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Lender’s opinion, may possibly create a valid Lien on the Collateral, the Lender may, without notice to the Borrower, pay the Taxes, assessments or other Charges and the Borrower hereby indemnifies and holds the Lender harmless in respect thereof.  The Lender will not pay any taxes, assessments or Charges to the extent that the Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Lender to protect the Lender’s security interest in or Lien on the Collateral.  The amount of any payment by the Lender under this Section shall be charged to Borrowers’ Account and added to the Obligations and, until the Borrower shall furnish the Lender with an indemnity therefor (or supply the Lender with evidence satisfactory to the Lender that due provision for the payment thereof has been made), the Lender may hold without interest any balance standing to the Borrower’s credit and the Lender shall retain its security interest in any and all Collateral held by the Lender.

4.11         Accounts.

(a)           Nature of Accounts.  Each of the Accounts shall be a bona fide and valid account representing a bona fide indebtedness incurred by the customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms, or work, labor or services theretofore rendered by a Borrower Party as of the date each Account is created.  Same shall be due and owing in accordance with the Borrower’s standard terms of sale.

(b)           Locations of Borrower.  The Borrower’s chief executive office is located at 1515 S. Manchester Avenue. Anaheim, California.  Until written notice is given to the Lender by the Borrower of any other office at which any Borrower Party keeps its records pertaining to Accounts, all such records shall be kept at such executive office.

(c)           Notification of Assignment of Accounts.  At any time following the occurrence and continuance of an Event of Default past any applicable cure period, the Lender shall have the right to send notice of the assignment of, and the Lender’s security interest in, the Accounts to any and all customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, the Lender shall have the sole right to collect the Accounts, take possession of the Collateral, or both.  The Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(d)           Power of Lender to Act on Borrower’s Behalf.  At any time following the occurrence and continuance of an Event of Default past any applicable cure period, the Lender shall have the right to receive, endorse, assign and/or deliver in the name of the Lender or any Borrower Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts, and the Borrower, on behalf of the Borrower Parties, hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  At any time following the occurrence and continuance of an Event of Default, the Borrower hereby constitutes the Lender or its designee as the Borrower Parties’ attorney with power (i) to endorse any Borrower Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign any Borrower Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against customers, assignments and verifications of Accounts; (iii) to send verifications of Accounts to any customer; (iv) to demand payment of the Accounts; (v) to enforce payment of the Accounts by legal proceedings or otherwise; (vi) to exercise all of the Borrower Parties’ rights and remedies with respect to the collection of the Accounts and any other Collateral; (vii) to settle, adjust, compromise, extend or renew the Accounts; (viii) to settle, adjust or compromise any legal proceedings brought to collect Accounts; (ix) to prepare, file and sign any Borrower Party’s name on a proof of claim in bankruptcy or similar document against any customer; (x) to prepare, file and sign any Borrower Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (xi) to transfer the Intellectual Property Collateral into the name of Lender; and (xii) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  The Lender shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrower

Party to such address as the Lender may designate and to receive, open and dispose of all mail addressed to any Borrower Party.

(e)           No Liability.  The Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof, or for any damage resulting therefrom.  Following the occurrence of an Event of Default or Default, the Lender may, without notice or consent from any Borrower Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  The Lender is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Accounts, without notice to or consent by any Borrower Party, all without discharging or in any way affecting the Borrower’s liability hereunder.

(f)            Lockbox Account.   Borrower agrees to amend its lockbox service agreement with City National Bank or such other banks that Borrower may utilize for lock box services (the “Bank”) to provide that upon written notice from Lender the Bank will direct all lock box collections to Lender’s bank account to be established at the Bank, to the extent of outstanding Obligations then due.

4.12         Exculpation of Liability.  Nothing herein contained shall be construed to constitute the Lender as any Borrower Party’s agent for any purpose whatsoever, nor shall the Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  The Lender, whether by anything herein or in any assignment or otherwise, shall not assume any of the Borrower Parties’ obligations under any contract or agreement assigned to the Lender, and the Lender shall not be responsible in any way for the performance by any Borrower Party of any of the terms and conditions thereof.

V.            REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants as follows:

5.1           Authority; Conflict; Default.  The Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents constitute the legal, valid and binding obligation of the Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within the Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s by-laws, certificate of incorporation or other applicable documents relating to the Borrower’s formation or to the conduct of the Borrower’s business or of any material agreement or undertaking to which the Borrower is a party or by which the Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien upon any asset of the Borrower Parties under the provisions of any agreement, charter document, constating documents, instrument, by-law, or other instrument to which any Borrower Party is a party or by which it or its property may be bound.

5.2           Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for states as to which any failure to so qualify would not have a Material Adverse Effect.

5.3           No Default.  Except as set forth in the Schedule, Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

5.4           No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Encumbrances.

5.5           Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The service or property giving rise to such Eligible Accounts has been performed or delivered to the Account Debtor or to the Account Debtor’s agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.

5.6           Merchantable Inventory. All inventory is in all material respects of good and marketable quality, free from all material defects, except for damaged, obsolete or slow-moving inventory, for which reserve accounts have been established.

5.7           Intellectual Property. Borrower is the sole owner of the Intellectual Property Collateral owned by it, except for nonexclusive licenses granted by Borrower to its customers in the ordinary course of business and has valid and enforceable licenses to all Intellectual Property Collateral licensed to Borrower.  Each of the Patents owned by Borrower is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and to the Borrower’s knowledge, no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.

5.8           Name; Location of Chief Executive Office. Except as disclosed in  the Schedule, Borrower has not done business and will not without at least thirty (30) days prior written notice to Lender, do business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 4.11(b) hereof.

5.9           Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending or, to Borrower’s knowledge, threatened by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect or a material adverse effect on Borrower’s interest or Lender’s security interest in the Collateral.

5.10         No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Lender fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender on or about the Closing Date.

5.11         Solvency. The fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.12         Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.13         Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the  disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency, or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the release or other disposition of hazardous waste or hazardous substances into the environment.

5.14         Taxes.  Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed on timely basis, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith by proper proceedings with adequate reserves under GAAP.

5.15         Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.16         Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with and given all notices to all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted except where the failure got obtain any such consent, approval or authorization, to make any such declaration or filing, or to be given any such notice could not reasonably be expected to have a Material Adverse Effect.

5.17         Disclosure.  No representation or warranty made by the Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to the Borrower or which reasonably should be known by the Borrower which the Borrower has not disclosed to the Lender in writing which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.

VI.           COVENANTS.

6.1           Affirmative Covenants.  The Borrower shall, until payment in full of the Obligations and termination of this Agreement:

(a)           Conduct of Business and Maintenance of Existence and Assets.  (i) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect on the Borrower; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States and Canada or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect on the Borrower.

(b)           Violations.  Promptly notify the Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.

(c)           Execution of Supplemental Instruments.  Execute and deliver to the Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Lender may request, in order that the full intent of this Agreement may be carried into effect, including, without limitation, control agreements with Borrower’s banks with respect to perfecting Lender’s first lien security interest in Borrower’s deposit accounts, sinking fund account, and other bank accounts.

(d)           Sinking Fund.  By no later than the six month anniversary of the Note, the Borrower shall have established a segregated deposit account with a federally insured financial institution (the “Sinking Fund Account”).  The Borrower shall thereafter commence making monthly cash deposits into the Sinking Fund Account in an amount, determined on the date of such deposit, sufficient so that the aggregate deposits made through the expiration of the Term shall be at least equal to two-thirds of the aggregate Advances outstanding at the expiration of the Term.

EXAMPLE:  The initial Advance is $1,000,000.  In July, the Borrower establishes the Sinking Fund Account.  In each of August and September, the Borrower deposits $111,117 in the Sinking Fund Account (the amount which, if aggregated on a straight line basis over the last six months of the Term would result in $666,667, or two-thirds of the outstanding Advances, being deposited in the Sinking Fund Account).  Later in September, the Lender makes another Advance of $1,000,000.  In October, the Borrower deposits $444,667 in the Sinking Fund Account ($222,233, or the amount which, if aggregated on a straight line basis over the last six months of the Term would result in $1,334,000, or two-thirds of the outstanding Advances, being deposited in the Sinking Fund Account, plus another $222,233, making whole the two earlier deposits based on the new total of the outstanding Advances).

The funds on deposit in the Sinking Fund Account shall be immediately available to the Lender upon the expiration of the Term to pay off the unpaid balance of the Obligations.  The Borrower shall retain complete control over the Sinking Fund Account, and all interest accruing therefrom shall belong to the Borrower.  In the event the amount on deposit in the Sinking Fund Account is less than the amount required hereunder (an “Underfunded Event”), no Event of Default shall be deemed to have occurred hereunder, but all outstanding Advances shall accrue interest at the Default Rate during the period the Sinking Fund Account is underfunded. Borrower agrees to provide monthly reports to Lender by no later than the first day of each month during the occurrence of an Underfunded Event describing the duration of such event, which report shall be subject to Lender’s review and approval.

(e)           Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower’s business, in force all  licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

(f)            Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each  Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Lender’s Lien on the Collateral.

(g)           Financial Covenants.  Borrower shall maintain the financial covenants set forth on Exhibit D attached hereto, which covenants may be amended from time to time as agreed between the Borrower and Lender.

6.2           Negative Covenants. Borrower covenants and agrees that, so long as any Advance or other amounts are owed to Lender by Borrower hereunder and until payment in full of the outstanding Obligations or for so long as Lender may have any commitment to make any Advances, Borrower will not do any of the following:

(a)           Liens.  The Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, create or suffer to exist any Lien or transfer upon or against any of the Collateral, whether now owned or hereafter acquired, or on the Sinking Fund Account, except Permitted Encumbrances.

(b)           Indebtedness.  The Borrower shall not incur any Indebtedness (other than Permitted Indebtedness) without the Lender’s prior written consent, which consent may be given or withheld at the Lender’s sole discretion and which may be conditioned upon extending to the Lender additional security for the Obligations.

(c)           Sinking Fund Account.  The Borrower shall not sell, transfer or assign any interest in the Sinking Fund Account, and shall comply with all of the terms of the account imposed by the financial institution holding such account.

(d)           Dispositions. The Borrower shall not dispose convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of inventory in the ordinary course of business, (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, (iii) Transfers of worn-out or obsolete Equipment or Equipment financed by other vendors, (iv) Transfers which constitute liquidation of Investments permitted under Section 6.2 herein, and (v) other Transfers not otherwise permitted by this Section 6.2 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

(e)           Changes in Business, Ownership, Management or Business Locations The Borrower shall not engage in any business or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto).  Borrower will not, without at least thirty (30) days prior written notification to Lender, relocate its chief executive office or add any new offices or business locations.

(f)            Mergers or Acquisitions. Without prior consent of Lender which will not be unreasonably withheld, the Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

(g)           Distributions. The Borrower shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, provided that (i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor and (iii) for so long as an Event of Default has not occurred, or if an Event of Default has occurred, it has been cured, Borrower may repurchase stock from  former employees of Borrower in accordance with the terms of repurchase or similar agreements between Borrower and such employees.

(h)           Investments. The Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

(i)            Transactions with Affiliates. The Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

(j)            Intellectual Property Agreements. The Borrower shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Borrower’s rights and  interests in any property included within the definition of the Intellectual Property Collateral acquired under such contracts.

(k)           Subordinated Debt. The Borrower shall not make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

(l)            Inventory. The Borrower shall not store the Inventory with a bailee, warehouseman, or similar party unless Lender has received a pledge of any warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Lender may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 4.11 hereof or as provided for in the Schedule hereof and such other locations of which Borrower gives Lender prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Lender’s security interest.

(m)          Compliance.  The Borrower shall not become an “investment company” or a company controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Lender’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

VII.          CONDITIONS PRECEDENT.

7.1           Conditions to Initial Advance.  The agreement of the Lender to make the initial Advance requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Lender, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

(a)           Note.  The Lender shall have received the Note and this Agreement duly executed and delivered by an authorized officer of the Borrower;

(b)           Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Lender to be executed and delivered, filed, registered or recorded, in a form acceptable to Lender,  including, without limitation, any filings with the U.S. Patent and Trademark Office to evidence Lender’s security interest in the Intellectual Property Collateral, in order to create, in favor of the Lender, a perfected first priority security interest in or Lien upon the Collateral shall have been executed and delivered, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)           Pledged Stock.  Stock certificates representing the Pledged Stock, each accompanied by a stock power duly executed in blank, and a pledgeholder agreement in a form acceptable to Lender;

(d)           Corporate Proceedings of Borrower.  The Board of Directors of the Borrower shall have authorized: (i) the execution, delivery and performance of this Agreement, and the Other Documents and (ii) the granting by the Borrower of the security interests in and Liens upon the Collateral contemplated hereunder;

(e)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against the Borrower or its officers or directors (A) in connection with this Agreement or the Other Documents or any of the transactions contemplated thereby and which, in the opinion of the Lender, is deemed material or (B) which could, in the opinion of the Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereby shall have been issued by any Governmental Body;

(f)            Payment Instructions.  The Lender shall have received written instructions from the Borrower in the form attached hereto as Exhibit B directing the application of proceeds of the initial Advance made pursuant to this Agreement;

(g)           Consents.  The Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and such Consents and waivers of such third parties as might assert claims with respect to the Collateral as the Lender shall deem necessary, including, without limitation, waivers executed by landlords and mortgagees of any real property on which any Collateral is located;

(h)           Commitment Fee.  The Lender shall have received the Commitment fee and Lender expenses then due as described in Section 3.5(a) and 3.5(c); and

(i)            Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be satisfactory in form and substance to the Lender.

(j)            Legal Opinion. The Lender shall have received a legal opinion from Borrower’s counsel in a form acceptable to Lender.

7.2           Conditions to Each Advance.  The agreement of the Lender to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that the Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)           Maximum Advances.  In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the Maximum Commitment.

Each request for a Advance by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

VIII.        INFORMATION AS TO BORROWER.

The Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

8.1           Disclosure of Material Matters.  Immediately upon learning thereof, report to the Borrower all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Borrower Party’s reclamation or repossession of, or the return to any Borrower Party of, a material amount of goods or claims or disputes asserted by any customer or other obligor.

8.2           Reporting Requirements.  The Borrower shall provide the Lender with the following documents at the following times in form satisfactory to the Lender and certified by an officer of the Borrower:

Monthly (not later than the 3rd day of the following month)	(a)	the statement of Borrower’s Account referenced in Section 2.9

Monthly (not later than the 15th day of the following month)	(a)

a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts) substantially in the form of Exhibit C hereto (the “Borrowing Base Certificate”), and

	(b)	a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender, plus a detailed aging of accounts payable.

Monthly (not later than the 25th day of the following month)	(a)	financial statements as of and for the previous month, consisting of a balance sheet, and income statement and a cash flow statement, prepared in accordance with GAAP consistent with past practices

Monthly (not later than the 3rd Business Day after receipt of the relevant account statement) after July , 2002	(a)	the Sinking Fund Account statement

Annually (not later than the 90th day of following fiscal year)	(a)	the Borrower’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, and
	(b)	audited financial statements as of and for the previous fiscal year, consisting of a balance sheet, and income statement and a cash flow statement, prepared in accordance with GAAP

In addition to the above, Borrower shall provide Lender: (a) within five (5) days after request from the Lender, copies of all statements, reports and notices sent or made available generally by Borrower to any holders of Subordinated Debt and all reports on Form 10-Q and 8-K filed with the Securities and Exchange Commission; (b) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that would be reasonably likely to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000).

8.3           Material Occurrences.  Promptly notify the Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to the Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Borrower as of the date of such statements; (c) each and every default by any Borrower

Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (d) any other development in the business or affairs of any Borrower Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrower propose to take with respect thereto.

8.4           Additional Information.  Furnish the Lender with such additional information as the Lender shall reasonably request in order to enable the Lender to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by the Borrower.

8.5           Additional Documents.  Execute and deliver to the Lender, upon request, such documents and agreements as the Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

IX.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

9.1           failure by the Borrower to pay any principal on the Obligations within three days after the due date, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by required prepayment;

9.2           failure by the Borrower to pay any interest on the Obligations within three days after the due date, or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or in any Other Document within three days after the due date;

9.3           any representation or warranty made or deemed made by the Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect, untrue, or misleading in any material respect on the date when made or deemed to have been made; provided, however, that the Borrower shall have ten Business Days from notice of default to cure any such failure that is capable of cure before an Event of Default shall be deemed to have occurred under this Section;

9.4           failure by the Borrower to perform any of the covenants imposed by this Agreement or the Other Documents (except for the covenants described in Section 9.1, 9.2, 9.3 herein, and except as to the balance maintained in the Sinking Fund Account, which is not an Event of Default and the remedy for which is contained in Section 6.1(d) ); provided, however, that the Borrower shall have three Business Days from notice of the default to cure any such failure that is capable of cure before an Event of Default shall be deemed to have occurred under this Section;

9.5           the Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, receiver-manager, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state, provincial or federal bankruptcy, insolvency, reorganization or other similar law of any jurisdiction (or any readjustment of debt, arrangement, moratorium, dissolution or liquidation law or statute) (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

9.6           the Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

9.7           any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest; or

9.8           any material provision of this Agreement or any of the Other Agreements shall, for any reason, cease to be valid and binding on the Borrower, or the Borrower shall so claim in writing to the Lender.

9.9           If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Lender’s security interests in the Collateral; provided, however, that Borrower shall have ten Business Days from notice of default to cure any such change or impairment that is capable of cure before an Event of Default shall be deemed to have occurred under this Section.

9.10         If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes  into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgement or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of  Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period) and the imposition of a Permitted Lien shall not cause an Event of Default;

9.11         If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could reasonably be expect to have a Material Adverse Effect;

9.12         If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment).

9.13         If any proceeding is filed or commenced by or against Borrower or its Subsidiaries for Borrower’s or any of its Subsidiaries dissolution or liquidation.

9.14         Notwithstanding any term in this Agreement or any related disclosure schedule to the contrary, if for any reason, including, without limitation, the consummation of the loan contemplated by this Agreement, (i) there is a default under that certain Senior Convertible Promissory Note Secured by Deed of Trust dated May 29, 2001 in the principal sum of $16 million held by Castle Creek Technology Partners LLC (“Holder”), and/or any amendments thereto (collectively, the “Castle Creek Loan”), resulting in a right by Holder or Holder’s assignee, transferee or successor to accelerate the maturity of such Castle Creek Loan and (ii) such Holder or successor notifies in writing Borrower of such default or accelerates the obligations thereunder or commences foreclosure proceedings.

X.            LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

10.1         Rights and Remedies.  Upon the occurrence and continuance of  an Event of Default pursuant to Article IX, Lender may, at is election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations immediately due and payable (provided, however, that if Borrower is insolvent or is the subject of an Insolvency Proceeding and such action is not dismissed or stayed within thirty (30) days then all Obligations shall become immediately due and payable without any action by Lender);

(b)           Terminate this Agreement and the obligation of the Lender to make Advances shall be deemed terminated;

(c)           Exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally (all without notice to or consent by the Borrower except as such notice or consent as expressly provided for hereunder or required by applicable law), including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process;

(d)           Lender may enter any of any Borrower Party’s premises or other premises without legal process and without incurring liability to any Borrower Party therefor, and the Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Lender may deem advisable and the Lender may require the Borrower to make the Collateral available to the Lender at a convenient place;

(e)           With or without having the Collateral at the time or place of sale, the Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Lender may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give the Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Borrower at least five (5) days prior to such sale or sales is reasonable notification.  At any public sale, the Lender may credit bid for and become the purchaser, and the Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by the Borrower.  The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations.  If any deficiency shall arise, the Borrower shall remain liable to the Lender therefor and immediately pay such deficiency upon demand;

(f)            During the continuance of an Event of Default, the Lender may appoint, remove and reappoint any person or persons, including any employee or agent of the Lender to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral.  Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of the Borrower and not of the Lender, and the Lender shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents.  Except as otherwise directed by the Lender, all money received by such Receiver shall be received in trust for and paid to the Lender.  Such Receiver shall have all of the powers and rights of the Lender described in this Section.  The Lender may, either directly or through its agents or nominees, exercise any or all powers and right of a Receiver; and

(g)           Lender shall have a non-exclusive, royalty-free license to use the Intellectual Property Collateral to the extent reasonably necessary to permit Lender to exercise its rights and remedies upon the occurrence and continuance of an Event of Default.

10.2         Lender’s Discretion.  The Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender’s rights hereunder.

10.3         Setoff.  In addition to any other rights which the Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, the Lender shall have a right to apply any Borrower Party’s property held by the Lender to reduce the Obligations.

10.4         Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XI.           WAIVERS AND JUDICIAL PROCEEDINGS.

11.1         Waiver of Notice.  The Borrower hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

11.2         Delay.  No delay or omission on the Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

11.3         Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.         EFFECTIVE DATE AND TERMINATION.

12.1         Term.  This Agreement shall become effective on the date hereof and shall continue in full force and effect until February 22, 2003 (the “Term”), unless sooner terminated as herein provided.

12.2         Termination.  The termination of the Agreement shall not affect the Borrower’s or the Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated.  The security interests, Liens and rights granted to the Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect until all of the Obligations have been paid or performed in full after the termination of this Agreement or the Borrower has furnished the Lender with an indemnification satisfactory to the Lenders with respect thereto.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIII.        MISCELLANEOUS.

13.1         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applied to contracts to be performed wholly within the State of California.  Any judicial proceeding brought by or against the Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the County of Orange in the State of California (unless otherwise specified in any Other Document), and, by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrower at its address set forth in Section 13.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Lender’s option, by service upon the Borrower.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  The Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by the Borrower against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Orange, State of California.

13.2         Entire Understanding.  This Agreement and the documents executed concurrently herewith contain the entire understanding between the Borrower and the Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the Borrower and the Lender.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  The Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

13.3         Successors and Assigns; Participation.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender, all future holders of the Obligations and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender. which consent may be granted or withheld in Lender’s sole discretion.

(b)           Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Lender’s obligations, rights, and benefits hereunder, subject to the provisions of this Section 13.3. Lender may sell, negotiate or grant participations to other parties in all or part of the obligations of the Borrower outstanding under the Loan Documents, without notice to or the approval of Borrower; provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 13.3. Notwithstanding the sale, negotiation or grant of participations, Lender shall remain solely responsible for the performance of its obligations under this Agreement, and Borrower shall continue to deal solely and directly with Lender in connection with this Agreement and the other Loan Documents. The grant of a participation interest shall be on such terms as Lender determines are  appropriate, provided only that the holder of such a participation interest shall not have any of the rights of Lender under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in Section 3.4, provided that the aggregate amount that the Borrower shall be required to pay under Section 3.4 with respect to any ratable share of the Maximum Commitment or any Advance (including amounts paid to participants) shall not exceed the amount that Borrower would have had to pay if no participation agreements had been entered into.

13.4         Application of Payments.  The Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that the Lender receives any payment or proceeds of the Collateral for the Borrower’s benefit which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Lender.

13.5         Indemnity.  The Borrower shall indemnify the Lender, and each of its officers, directors, Affiliates, members, managers, employees and agents, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Body or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not the Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified.

13.6         Notice.  Any notice or request hereunder may be given to the Borrower or to the Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt.  Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)

If to the Lender:

Technology Lending Partners, L.L.C.

424 Via Lido Nord
Newport Beach, CA 92663
Attention:	Joel Slutzky
Telecopier:	(949) 673-5224

(B)

If to Borrower:

Odetics, Inc.

1515 S. Manchester Avenue
Anaheim, CA 92802
Attention:	Chief Financial Officer

Telecopier:	(714) 780-7857

13.7         Survival.  The obligations of Borrowers under Sections 4.10, 4.12 and Articles X, XI, XII, and XIII shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

13.8         Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

13.9         Expenses.  All costs and expenses including, without limitation, reasonable legal or attorneys’ fees and disbursements incurred by the Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on the Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Lender’s transactions with any Borrower Party, or (e) in connection with any advice given to the Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower’s Account and shall be part of the Obligations.

13.10       Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

13.11       Consequential Damages.  Neither the Lender nor its agents or attorneys shall be liable to any Borrower Party for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

13.12       Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

13.13       Counterparts; Telecopied Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

13.14       Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

13.15       Attachment.  The security interest created hereby is intended to attach when this Agreement is executed by the Borrower and delivered to the Lender.

13.16       Representations Regarding Usury.  Lender and Borrower represent and warrant that the officers, directors, controlling persons or managers of Lender and Borrower, respectively, have a preexisting personal or business relationship with the officers, directors, controlling persons or managers of the other party and that each has the capacity to protect its own interests in connection with the Loan Documents.  Borrower further represents and warrants, that the Obligations evidenced by this Agreement and the Note are not guaranteed by an individual, a revocable trust having one or more individuals as trustors, or partnership in which, at the time of issuance of the Note, one or more individuals are general partners.

Each of the parties has signed this Agreement as of the day and year first above written.

ODETICS, INC.,
a Delaware corporation

By:	/s/ GREG A. MINER
Name:	Greg A. Miner
Title:	CEO

TECHNOLOGY LENDING PARTNERS, L.L.C.
a California limited liability company

By:	/s/ JOEL SLUTZKY
Name:	Joel Slutzky
Title:	Manager

Exhibit A

ODETICS, INC.

SECURED PROMISSORY NOTE

$1,250,000	February 22, 2002

FOR VALUE RECEIVED, ODETICS, INC., a Delaware corporation (the “Company”), promises to pay to the order of TECHNOLOGY LENDING PARTNERS, L.L.C., a California limited liability company (the “LLC”), or holder (either, the “Holder”), on the Maturity Date (as defined below), unless sooner paid as provided in Section 4 hereof, the principal sum of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00), or such lesser amount as shall equal the aggregate of the Advances made or deemed made by the Holder to the Company hereunder, plus accrued unpaid interest thereon.  The outstanding principal balance of each Advance made pursuant to this Note shall bear interest at the Interest Rate, as set forth below, from the date of such Advance to the date the principal sum of such Advance is paid in full. Payments of interest shall be due no later than the third Business Day of each month that this Note is outstanding.  All payments under this Note shall be made without right of offset, deduction or counterclaim, shall be made to the order of the Holder at the Payment Office, or such other address as Holder may designate in writing to the Company, and shall be applied first to late charges and costs, then accrued unpaid interest, if any, and then to principal,

1.                                       Loan and Security Agreement.  This Note is issued and secured pursuant to that certain Loan and Security Agreement, dated February 22, 2002 (the “Loan Agreement”), by and between the Company and the LLC, a copy of which may be obtained by the Holder from the Company without charge.  Any Holder, by taking possession hereof, shall be entitled to the benefits and bound by the obligations set forth in the Loan Agreement.  Capitalized terms used herein without definition shall have the meanings given them in the Loan Agreement. This Note is secured by the security agreement provisions contained in the Loan Agreement. In the event of any conflict between any provision of the Loan Agreement and any provision of this Note, the provision of the Loan Agreement shall control.

2.                                       Advances.  The Company may make draw-downs (“Advances”) under this Note from time to time in an aggregate amount not to exceed the lesser of the principal amount of this Note and the Borrowing Base.  Such Advances shall be recorded by the Company on the Borrower’s Account as provided in the Loan and Security Agreement.

3.                                       Maturity Date.  The date that this Note shall mature, and the principal amount outstanding hereunder, plus accrued unpaid interest thereon and any charges pertaining thereto, shall become due and payable (the “Maturity Date”) shall be February 22, 2003.

4.                                       Interest Rate.  (a) The Interest Rate shall accrue at a floating rate of four percent (4.0%) per annum in excess of the prime rate of interest as designated as such by Bank of America, or any successor thereto, as the same may from time to time fluctuate, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  Such prime rate represents an index above, at, or below which the interest rate to be charged on certain loans is determined.  Said Interest Rate is to be adjusted on the day the prime rate changes and is to be computed on the basis of a 360-day year, but accrued on the actual number of days elapsed.  In the event that Bank of America or its successor ceases to publish its “prime rate”, then, for purposes of this Note, the “prime rate” shall then be deemed to be the average prime interest rate (or equivalent interest rate, however designated) for each calendar month of the three largest (total assets) banking institutions in the continental United States then publishing a prime interest rate (or equivalent interest rate, however designated).

(b)           The Interest Rate shall increase to the sum of the prime rate plus Eight Percent (8%) upon and after the occurrence of an Event of Default, and during the continuation thereof, and during the period of time that there is an Underfunded Event, as defined in Section 6.1(d) of the Loan Agreement.

5.                                       Prepayments.  The Company may not voluntarily prepay this Note, either in whole or in part.  Under certain circumstances set forth in the Loan Agreement, the Borrower may have to make mandatory prepayments of all or part of the Advances.  Such repayments shall be recorded by the Borrower on the Borrower’s Account pursuant to the Loan Agreement.

6.                                       Waivers.  The Company hereby waives diligence, presentment for payment, demand, protest, notice of non-payment, notice of dishonor, notice of protest, and any and all other notices and demands whatsoever.  The Company shall remain bound under this Note until all principal and interest and any other amounts that are payable hereunder have been paid in full, notwithstanding any extensions or renewals granted with respect to this Note or the release of any party liable hereunder.  The Company, and any and all endorsers hereof, also waive the right to plead any and all statutes of limitations as a defense to any demand on this Note or any and all obligations or liabilities arising out of or in connection with this Note, to the fullest extent permitted by law.

7.                                       Events of Default.  Upon the occurrence of any Event of Default, as defined in the Loan Agreement, at Holder’s option, Holder may declare immediately due and payable, and on any such declaration there shall become immediately due and payable, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest under this Note and any other sums owing at the time of such declaration pursuant to this Note, and Holder shall be entitled to exercise all rights and remedies available to Holder hereunder and under applicable law, all of which rights and remedies shall be cumulative.

8.                                       No Waiver by Holder.  Any delay or omission on the part of Holder to exercise any of Holder’s rights or remedies hereunder or under applicable law, including, without limitation, the right to accelerate amounts owing under this Note, shall not be deemed a waiver of that right or remedy or of any other right or remedy of Holder in respect thereof.  The acceptance by Holder of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Holder’s rights or remedies under this Note or under applicable law at that time or at any subsequent time or nullify any prior exercise of any such rights or remedies without the express written consent of Holder, except as and to the extent provided to the contrary by applicable law.

2

9.                                       Governing Law.  This Note shall be governed by and construed according to and enforced under the internal laws of the State of California without giving effect to its choice of laws rules.

10.                                 Binding Nature.  The provisions of this Note shall be binding on the Company and shall inure to the benefit of the Holder.

11.                                 Usury Savings Provisions.  In the event Holder receives any sums under this Note which constitute interest in an amount in excess of that permitted by any applicable law, then, all such sums constituting interest in excess of that permitted to be paid under applicable law shall, at Holder’s option, either be credited to the payment of principal owing hereunder or returned to the Company.

12.                                 Severability.  If, but only to the extent that, any provision of this Note shall be invalid or unenforceable, then, such offending provision shall be deleted from this Note, but only to the extent necessary to preserve the validity and effectiveness of this Note to the fullest extent permitted by applicable law.

ODETICS, INC.

By:
Its:

3

REQUEST FOR ADVANCE

Date

TECHNOLOGY LENDING PARTNERS, LLC

424 Via Lido Nord

Newport Beach, CA. 92663

Ladies and Gentlemen:

The undersigned, Odetics, Inc., refers to that certain Loan and Security Agreement, dated as of February 22, 2002 (as amended from time to time, the “Loan Agreement,” the terms defined therein being used herein as therein defined), by and between the undersigned and you, and hereby gives you notice pursuant to Section 2.2 of the Loan Agreement, that the undersigned hereby requests an Advance under the Loan Agreement, and in that connection sets forth below the information relating to such Advance (the “Proposed Advance”).

(i)            The Business Day of the Proposed Advance is                   , 200  .

(ii)           The aggregate principal amount of the Proposed Advance is $                    .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

(A)          the representations and warranties of the undersigned contained in the Loan Agreement are correct as though made on and as of such date (except to the extent that such representations and warranties are made as of a specified earlier date); and

(B)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds thereof.

Very truly yours,

Odetics, Inc.

By:
Title:

Exhibit C

ODETICS, INC.

Borrowing Base Certificate

Pursuant to that certain Loan and Security Agreement, dated as of February 22, 2002 (the “Loan Agreement”), between ODETICS, INC. a Delaware corporation (the “Borrower”), and TECHNOLOGY LENDING PARTNERS, L.L.C., a California limited liability company, the undersigned does hereby certify as follows (capitalized terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreement).

(a)                                  The undersigned is the duly appointed and acting                                                   of the Borrower.

(b)                                 Attached hereto as Schedule A is a true and complete copy of:

(i)                                     the calculation of the Borrowing Base as at the close of business on the last Business Day of                                        , 200  ,

(ii)                                  an aged trial balance of all Accounts of Borrower as of such date, indicating which Accounts are current, up to 90 days from the invoice date or installation date, if later (not to exceed 120 days from invoice date), and 90 days or more past the invoice date or installation date, if later (not to exceed 120 days from invoice date), and

(iii)                               calculations demonstrating that the aggregate outstanding principal amount of the Advances does not exceed the Availability.

IN WITNESS WHEREOF, I have signed my name and executed this Certificate on this         day of                           , 200 .

ODETICS, INC.

By:
Title:

Exhibit D

Financial Covenants

Borrower shall maintain the financial covenants set forth below:

(a) Debt to Equity Ratio.  Borrower shall maintain a ratio of Total Liabilities to stockholder’s equity of (i) not more than 28 to 1 as of the last day of each calendar month if the real property upon which Borrower maintains its chief executive offices is not sold and the debt secured by such property is not retired prior to the measurement date, or (ii) not more than 19 to 1 as of the last day of each calendar month if the real property upon which Borrower maintains its chief executive offices is sold and the debt secured by such property is retired prior to the measurement date, measured on a consolidated basis.

(b) Quarterly Tangible Net Worth.  Borrower shall maintain, as of the last day of each calendar quarter, a Tangible Net Worth of (i) not less than negative $1.3 million if the real property upon which Borrower maintains its chief executive offices is sold and the debt secured by such property is retired prior to the measurement date, or (ii) not less than negative $7.3 million if the real property upon which Borrower maintains its chief executive offices is not sold and the debt secured by such property is not retired prior to the measurement date, measured on a consolidated basis.

(c) Monthly Tangible Net Worth.  Borrower shall maintain, as of the last day of each calendar month, a Tangible Net Worth of (i) not less than negative $2.5 million if the real property upon which Borrower maintains its chief executive offices is sold and the debt secured by such property is retired prior to the measurement date, or (ii) not less than negative $8.5 million if the real property upon which Borrower maintains its chief executive offices is not sold and the debt secured by such property is not retired prior to the measurement date, measured on a consolidated basis.

Schedule A

Borrowing Base Certificate

Odetics, Inc.

Accounts Receivable Collateral:

Balance as of:

TOTAL

A/R Aging Totals:			$(1)

Less Ineligible Calculations:

1.	Accounts Over 90 days from invoice date or installation date, if later, but not to exceed 120 days from invoice date:
2.	Contra-accounts
3.	Intercompany
4.	Insolvency

	Total - Ineligible	$

	Eligible A/R Collateral	$

	Advance Rate	85%

	Borrowing Base	$

(1) - Supported by fiscal month end Accounts Receivable Aging